Exhibit 99.1

@coherent	PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	October 30, 2013
No. 1372

Coherent, Inc. Reports Fourth Fiscal Quarter and Year-End Results

SANTA CLARA, CA, October 30, 2013 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its fourth fiscal quarter and fiscal year ended September 28, 2013.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Year Ended
	Sept. 28, 2013	June 29, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
GAAP Results
(in millions except per share data)
Bookings	$200.3	$189.2	$169.3	$767.3	$773.2
Net sales	$213.1	$213.7	$188.7	$810.1	$769.1
Net income	$20.5	$16.7	$12.5	$66.4	$63.0
Diluted EPS	$0.83	$0.68	$0.52	$2.70	$2.62

Non-GAAP Results
(in millions except per share data)
Net income	$25.6	$22.6	$18.1	$87.4	$78.8
Diluted EPS	$1.03	$0.91	$0.75	$3.56	$3.28

FOURTH FISCAL QUARTER DETAILS

For the fourth fiscal quarter ended September 28, 2013, Coherent announced net sales of $213.1 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $20.5 million, or $0.83 per diluted share. These results compare to net sales of $188.7 million and net income of $12.5 million, or $0.52 per diluted share, for the fourth quarter of fiscal 2012. Coherent’s results for the fourth quarter of fiscal 2012 includes a charge of approximately $4.3 million after tax due to the write-off of previously acquired intangible assets and inventories and a tax benefit of approximately $2.8 million due to the release of tax valuation allowances.

Non-GAAP net income for the fourth quarter of fiscal 2013 was $25.6 million, or $1.03 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2012 was $18.1 million, or $0.75 per diluted share. Beginning in the second quarter of fiscal 2013, the company revised its presentation of non-GAAP net income and non-GAAP diluted EPS for all periods presented to exclude the effect of intangibles amortization and inventory step up costs. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of this release.

Exhibit 99.1

Net sales for the third quarter of fiscal 2013 were $213.7 million and net income, on a GAAP basis, was $16.7 million, or $0.68 per diluted share. Non-GAAP net income for the third quarter of fiscal 2013 was $22.6 million, or $0.91 per diluted share.

Bookings received during the fourth fiscal quarter ended September 28, 2013 of $200.3 million increased 18.3% from $169.3 million in the same prior year period and increased by 5.9% compared to bookings of $189.2 million in the immediately preceding quarter. The book-to-bill ratio was 0.94, and ending backlog shipping in the next 12 months was $285.8 million at September 28, 2013, compared to a backlog of $299.2 million at June 29, 2013 and a backlog of $352.8 million at September 29, 2012.

For the fiscal year ended September 28, 2013, Coherent posted net sales of $810.1 million and net profit of $66.4 million ($2.70 per diluted share) on a GAAP basis compared to the prior year sales of $769.1 million and a net profit on a GAAP basis of $63.0 million ($2.62 per diluted share). Bookings received for the fiscal year ended September 28, 2013 were $767.3 million, compared to $773.2 million in bookings received during fiscal 2012.

“We posted a very strong performance in our fourth fiscal quarter including record service revenues and cash generation.  We received the first tranche of new ELA orders (>$15 million) and the ELA order pipeline for fiscal 2014 looks robust.  There was marked demand improvement within the semiconductor capital equipment industry tied to the introduction of new wafer inspection tools.  Ophthalmic and emerging dental applications coupled with increased adoption of our OBIS™ platform led to very solid orders in the instrumentation and OEM component market,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “Record annual orders from Asia (excluding Japan) as well as a strong quarter in the U.S. fueled a recovery of research orders.  And while materials processing bookings were seasonally lower, we ended the fiscal year with a new materials processing bookings record,” Ambroseo said.

Coherent ended the quarter with cash, cash equivalents and short term investments of $250.1 million, an increase of $48.4 million from cash, cash equivalents and short term investments of $201.7 million at June 29, 2013.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company's website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	Sept. 28, 2013	June 29, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012

Net Sales	$213,141	$213,725	$188,654	$810,126	$769,088
Cost of sales(A)(B)(C)(D)	128,100	130,461	110,921	487,855	453,103
Gross profit	85,041	83,264	77,733	322,271	315,985
Operating expenses:
Research & development(A)(B)	21,556	21,782	19,852	82,785	78,260
Selling, general & administrative(A)(B)	36,437	38,748	35,617	149,513	138,519
Intangibles amortization(C)	988	1,290	5,406	5,074	10,376
Total operating expenses	58,981	61,820	60,875	237,372	227,155
Income from operations	26,060	21,444	16,858	84,899	88,830
Other income (expense), net(B)	(308)	(953)	1,299	(1,403)	1,792
Income before income taxes	25,752	20,491	18,157	83,496	90,622
Provision for income taxes(E)	5,237	3,806	5,609	17,141	27,660
Net income	$20,515	$16,685	$12,548	$66,355	$62,962

Net income per share:
Basic	$0.84	$0.69	$0.53	$2.75	$2.67
Diluted	$0.83	$0.68	$0.52	$2.70	$2.62

Shares used in computations:
Basic	24,385	24,310	23,629	24,138	23,561
Diluted	24,836	24,690	24,095	24,555	24,026

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended			Year Ended
	Sept. 28, 2013	June 29, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
Cost of sales	$546	$576	$407	$2,151	$1,670
Research & development	454	455	397	1,852	1,628
Selling, general & administrative	3,615	3,610	3,201	14,889	13,015
Impact on income from operations	$4,615	$4,641	$4,005	$18,892	$16,313

For the quarters ended September 28, 2013, June 29, 2013, and September 29, 2012, the impact on net income, net of tax was $3,146 ($0.13 per diluted share), $3,446 ($0.14 per diluted share) and $3,076 ($0.13 per diluted share), respectively. For the year ended September 28, 2013 and September 29, 2012, the impact on net income, net of tax was $13,600 ($0.55 per diluted share) and $11,517 ($0.48 per diluted share), respectively.

Exhibit 99.1

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended			Year Ended
	Sept. 28, 2013	June 29, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
Cost of sales	$3	$35	$34	$89	$59
Research & development	3	159	154	373	293
Selling, general & administrative	(22)	841	1,028	2,311	1,972
Impact on income from operations	$(16)	$1,035	$1,216	$2,773	$2,324

For the quarters ended September 28, 2013, June 29, 2013, and September 29, 2012, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was expense of $163, income of $1,010 and income of $1,207, respectively. For the years ended September 28, 2013 and September 29, 2012, the impact on other income (expense) net was income of $2,123 and income of $1,643, respectively.

(C)
For the quarters ended September 28, 2013, June 29, 2013, and September 29, 2012, the impact of amortization of intangibles expense was $2,454 ($1,912 net of tax ($0.08 per diluted share)), $2,724 ($2,194 net of tax ($0.09 per diluted share)) and $1,436 ($1,012 net of tax ($0.04 per diluted share)), respectively. For the year ended September 28, 2013 and September 29, 2012, the impact of amortization of intangibles expense was $9,767 ($7,748 net of tax ($0.32 per diluted share)) and $6,406 ($4,468 net of tax ($0.19 per diluted share)), respectively. The quarter and year ended September 29, 2012 include a $4,260 ($4,260 net of tax ($0.18 per diluted share)) charge due to the write-off of previously acquired intangible assets ($3,970 recorded in intangibles amortization) and inventories ($290 recorded in cost of sales).

(D)
For the quarter ended June 29, 2013, the impact of our inventory step up costs related to our recent acquisitions was $367 ($257 net of tax ($0.01 per diluted share)). For the year ended September 28, 2013, the impact on net income of our inventory step up costs related to our recent acquisitions was $1,589 ($1,112 net of tax ($0.05 per diluted share)).

(E)
The year ended September 28, 2013 included $1,398 ($0.06 per diluted share) benefit from the renewal of the R&D tax credit for fiscal 2012. The quarter and year ended September 29, 2012 include a $2,790 ($0.12 per diluted share) benefit due to decreases in valuation allowances against deferred tax assets. The year ended September 29, 2012 includes $1,647 ($0.07 per diluted share) release of tax reserves and related interest as a result of the closure of open tax years.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	Sept. 28, 2013	Sept. 29, 2012
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$250,110	$224,929
Accounts receivable, net	136,759	144,345
Inventories	168,067	160,113
Prepaid expenses and other assets	74,290	85,098
Total current assets	629,226	614,485
Property and equipment, net	114,333	115,096
Other assets	222,919	151,191
Total assets	$966,478	$880,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$2	$17
Accounts payable	36,565	29,088
Other current liabilities	109,261	124,683
Total current liabilities	145,828	153,788
Other long-term liabilities	62,132	55,328
Total stockholders’ equity	758,518	671,656
Total liabilities and stockholders’ equity	$966,478	$880,772

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Year Ended
	Sept. 28, 2013	June 29, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
GAAP net income	$20,515	$16,685	$12,548	$66,355	$62,962
Stock-related compensation expense	3,146	3,446	3,076	13,600	11,517
Write-off of intangibles and inventory	—	—	4,260	—	4,260
Intangibles amortization	1,912	2,194	1,012	7,748	4,468
Inventory step-up	—	257	—	1,112	—
Non-recurring tax expense (release) items	—	—	(2,790)	(1,398)	(4,437)
Non-GAAP net income	$25,573	$22,582	$18,106	$87,417	$78,770

Non-GAAP net income per diluted share	$1.03	$0.91	$0.75	$3.56	$3.28

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to any timing for or occurrence of orders for the Company’s ELA products. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, growth in demand for the Company's ELA products, the worldwide demand for flat panel displays, the demand for and use of short-pulse lasers in commercial applications, our successful implementation of our customer design wins,  our and our customers’ exposure to risks associated with worldwide economic conditions and, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000